Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Pressure BioSciences, Inc. on Form S-1, Amendment No. 1 (File No. 333-178335) of our report dated March 19, 2012, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Pressure BioSciences, Inc. as of December 31, 2011 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum llp

Boston, Massachusetts

March 19, 2012